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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

UNDER THE SECURITIES EXCHANGE ACT OF 1934

(Amendment No. 2)*

RAINDANCE COMMUNICATIONS INC.

(Name of Issuer)

COMMON STOCK, $0.0015 PAR VALUE

(Title of Class of Securities)

30048Q20

(CUSIP Number)

December 31, 2002

(Date of Event Which Requires Filing of This Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)

☐	Rule 13d-1(c)

☒	Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 30048Q20

1.	Name of Reporting Persons I.R.S. Identification No(s). of above person(s) (entities only) SOFTBANK Technology Ventures IV L.P. (“SBTV IV”)

2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒

3.	SEC USE ONLY

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5. Sole Voting Power 2,108,220 6. Shared Voting Power -0- 7. Sole Dispositive Power 2,108,202 8. Shared Dispositive Power -0-

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 2,108,202

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 4.1%

12.	Type of Reporting Person (See Instructions) PN

CUSIP No. 30048Q20

1.	Name of Reporting Persons I.R.S. Identification No(s). of above person(s) (entities only) SOFTBANK Technology Advisors Fund L.P. (“STAF”)

2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒

3.	SEC USE ONLY

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5. Sole Voting Power 41,833 6. Shared Voting Power -0- 7. Sole Dispositive Power 41,833 8. Shared Dispositive Power -0-

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 41,833

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 0.1%

12.	Type of Reporting Person (See Instructions) PN

CUSIP No. 30048Q20

1.	Name of Reporting Persons I.R.S. Identification No(s). of above person(s) (entities only) STV IV LLC

2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒

3.	SEC USE ONLY

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5. Sole Voting Power 2,150,085 6. Shared Voting Power -0- 7. Sole Dispositive Power 2,150,085 8. Shared Dispositive Power -0-

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 2,150,085

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 4.2%

12.	Type of Reporting Person (See Instructions) CO

CUSIP No. 30048Q20

1.	Name of Reporting Persons I.R.S. Identification No(s). of above person(s) (entities only) SOFTBANK Technology Ventures V L.P. (“SBTV V”)

2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒

3.	SEC USE ONLY

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5. Sole Voting Power 840,588 6. Shared Voting Power -0- 7. Sole Dispositive Power 840,588 8. Shared Dispositive Power -0-

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 840,588

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 1.6%

12.	Type of Reporting Person (See Instructions) PN

CUSIP No. 30048Q20

1.	Name of Reporting Persons I.R.S. Identification No(s). of above person(s) (entities only) SOFTBANK Technology Advisors Fund V L.P. (“STAF V”)

2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒

3.	SEC USE ONLY

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5. Sole Voting Power 22,754 6. Shared Voting Power -0- 7. Sole Dispositive Power 22,754 8. Shared Dispositive Power -0-

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 22,754

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 0.1%

12.	Type of Reporting Person (See Instructions) PN

CUSIP No. 30048Q20

1.	Name of Reporting Persons I.R.S. Identification No(s). of above person(s) (entities only) SOFTBANK Technology Entrepreneurs Fund V L.P. (“STEF V”)

2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒

3.	SEC USE ONLY

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5. Sole Voting Power 15,093 6. Shared Voting Power -0- 7. Sole Dispositive Power 15,093 8. Shared Dispositive Power -0-

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 15,093

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 0.1%

12.	Type of Reporting Person (See Instructions) PN

CUSIP No. 30048Q20

1.	Name of Reporting Persons I.R.S. Identification No(s). of above person(s) (entities only) SBTV V LLC

2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒

3.	SEC USE ONLY

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5. Sole Voting Power 878,435 6. Shared Voting Power -0- 7. Sole Dispositive Power 878,435 8. Shared Dispositive Power -0-

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 878,435

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 1.7%

12.	Type of Reporting Person (See Instructions) CO

CUSIP No. 30048Q20

1.	Name of Reporting Persons I.R.S. Identification No(s). of above person(s) (entities only) Mobius Venture Capital, Inc.

2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒

3.	SEC USE ONLY

4.	Citizenship or Place of Organization California

Number of Shares Beneficially Owned by Each Reporting Person With:	5. Sole Voting Power 1,350 6. Shared Voting Power -0- 7. Sole Dispositive Power 1,350 8. Shared Dispositive Power -0-

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,350

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 0.1%

12.	Type of Reporting Person (See Instructions) CO

CUSIP No. 30048Q20

1.	Name of Reporting Persons I.R.S. Identification No(s). of above person(s) (entities only) Gary E. Rieschel

2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒

3.	SEC USE ONLY

4.	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned by Each Reporting Person With:	5. Sole Voting Power -0- 6. Shared Voting Power 3,029,870 7. Sole Dispositive Power -0- 8. Shared Dispositive Power 3,029,870

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 3,029,870

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 5.9%

12.	Type of Reporting Person (See Instructions) IN

CUSIP No. 30048Q20

1.	Name of Reporting Persons I.R.S. Identification No(s). of above person(s) (entities only) Charles E. Lax

2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒

3.	SEC USE ONLY

4.	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned by Each Reporting Person With:	5. Sole Voting Power -0- 6. Shared Voting Power 2,151,435 7. Sole Dispositive Power -0- 8. Shared Dispositive Power 2,151,435

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 2,151,435

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 4.2%

12.	Type of Reporting Person (See Instructions) IN

CUSIP No. 30048Q20

1.	Name of Reporting Persons I.R.S. Identification No(s). of above person(s) (entities only) Bradley A. Feld

2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒

3.	SEC USE ONLY

4.	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned by Each Reporting Person With:	5. Sole Voting Power 950 6. Shared Voting Power 3,029,870 7. Sole Dispositive Power 950 8. Shared Dispositive Power 3,029,870

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 3,030,820

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 5.9%

12.	Type of Reporting Person (See Instructions) IN

CUSIP No. 30048Q20

1.	Name of Reporting Persons I.R.S. Identification No(s). of above person(s) (entities only) E. Scott Russell

2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒

3.	SEC USE ONLY

4.	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned by Each Reporting Person With:	5. Sole Voting Power -0- 6. Shared Voting Power 3,029,870 7. Sole Dispositive Power -0- 8. Shared Dispositive Power 3,029,870

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 3,029,870

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 5.9%

12.	Type of Reporting Person (See Instructions) IN

CUSIP No. 30048Q20

1.	Name of Reporting Persons I.R.S. Identification No(s). of above person(s) (entities only) D. Rex Golding

2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒

3.	SEC USE ONLY

4.	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned by Each Reporting Person With:	5. Sole Voting Power -0- 6. Shared Voting Power 3,029,870 7. Sole Dispositive Power -0- 8. Shared Dispositive Power 3,029,870

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 3,029,870

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 5.9%

12.	Type of Reporting Person (See Instructions) IN

CUSIP No. 30048Q20

1.	Name of Reporting Persons I.R.S. Identification No(s). of above person(s) (entities only) Jo Ann Heidi Roizen, Trustee of the Mohler/Roizen Revocable Trust

2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒

3.	SEC USE ONLY

4.	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned by Each Reporting Person With:	5. Sole Voting Power -0- 6. Shared Voting Power 3,029,870 7. Sole Dispositive Power -0- 8. Shared Dispositive Power 3,029,870

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 3,029,870

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 5.9%

12.	Type of Reporting Person (See Instructions) IN

Item 1.

(a)	Name of Issuer: Raindance Communications, Inc.

(b)	Address of Issuer’s Principal Executive Offices:

1157 Century Drive,
Louisville, CO 80027

Item 2.

(a)	Name of Person Filing

SOFTBANK Technology Ventures IV L.P. (“SBTV IV”)
SOFTBANK Technology Advisors Fund L.P. (“STAF”)
STV IV LLC
SOFTBANK Technology Ventures V L.P. (“SBTV V”)
SOFTBANK Technology Advisors Fund V L.P. (“STAF V”)
SOFTBANK Technology Entrepreneurs Fund V L.P. (“STEF V”)
SBTV V LLC
Mobius Venture Capital, Inc. (“MVC INC”)
Gary E. Rieschel (“GER”)
Charles E. Lax (“CEL”)
Bradley A. Feld (“BAF”)
E. Scott Russell (“ESR”)
D. Rex Golding (“DRG”)
Jo Ann Heidi Roizen, Trustee of the Mohler/Roizen Revocable Trust (“JHR”)

(b)	Address of Principal Business Office or, if none, Residence

200 West Evelyn Avenue, Suite 200
Mountain View, CA 94041

(c)	Citizenship

Entities:	SBTV IV	— Delaware
	STAF	— Delaware
	STV IV LLC	— Delaware
	SBTV V	— Delaware
	STAF V	— Delaware
	STEF V	— Delaware
	SBTV V LLC	— Delaware
	MVC INC	— California

Individuals:	GER	— United Stated
	CEL	— United Stated
	BAF	— United Stated
	ESR	— United Stated

DRG	— United Stated
JHR	— United Stated

(d)	Title of Class of Securities: Common Stock, $0.0015 par value

(e)	CUSIP Number: 30048Q20

Item 3.    If this statement is filed pursuant to §§240.13d-1(b), or 240.13d-2(b) or (c), check whether the person filing is a:

(a)	☐ Broker or Dealer registered under Section 15 of the Act (15 U.S.C. 78o);

(b)	☐ Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c);

(c)	☐ Insurance company as defined in section 3(a)19) of the Act (15 U.S.C. 78c);

(d)	☐ Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8);

(e)	☐ An investment adviser in accordance with §240.13d-1(b)(1)(ii)(E);

(f)	☐ An employee benefit plan or endowment fund in accordance with §240.13d-1(b)(1)(ii)(F);

(g)	☐ A parent holding company or control person in accordance with §240.13d-1(b)(ii)(G);

(h)	☐ A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

(i)	☐ A church plan that is excluded from the definition of an investment company under section 3© (14) of the Investment
Company Act of 1940 (15 U.S.C. 80a-3);

(j)	☐ Group, in accordance with §240.13d-1(b)(1)(ii)(J)

Item 4.    Ownership

Owners	(a) Beneficial Ownership	(b) Percentage of Class	Sole Voting Power	Shared Voting Power	Sole Dispositive Power	Shared Dispositive Power

SBTV IV	2,108,202	4.1%	2,108,202	-0-	2,108,202	-0-

STAF	41,883	0.1%	41,883	-0-	41,883	-0-

STV IV LLC	2,150,085	4.2%	2,150,085	-0-	2,150,085	-0-

SBTV V	840,588	1.6%	840,588	-0-	840,588	-0-

STAF	22,754	0.1%	22,754	-0-	22,754	-0-

STEF V	15,093	0.1%	15,093	-0-	15,093	-0-

SBTV V LLC	878,435	1.7%	878,435	-0-	878,435	-0-

MVC INC	1,350	0.1%	1,350	-0-	1,350	-0-

GER	3,029,870	5.9%	-0-	3,029,870	-0-	3,029,870

CEL	2,151,435	4.2%	-0-	2,151,435	-0-	2,151,435

BAF	3,030,820	5.9%	950	3,030,820	950	3,030,820

ESR	3,029,870	5.9%	-0-	3,029,870	-0-	3,029,870

DRG	3,029,870	5.9%	-0-	3,029,870	-0-	3,029,870

JHR	3,029,870	5.9%	-0-	3,029,870	-0-	3,029,870

Item 5.    Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following    ☐.

Item 6.    Ownership of More than Five Percent on Behalf of Another Person

Not applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person.

Not applicable.

Item 8.    Identification and Classification of Members of the Group

Not applicable.

Item 9.    Notice of Dissolution of a Group

Not applicable.

Item 10.    Certification

Not applicable.

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 10, 2003

SOFTBANK TECHNOLOGY VENTURES IV L.P.

By:	STV IV LLC its general partner

By:	/S/ GREG R. PROW

	Name: Title:	Greg R. Prow Chief Operating Officer

SOFTBANK TECHNOLOGY ADVISORS FUND L.P

By:	STV IV LLC its general partner

By:	/S/ GREG R. PROW

	Name: Title:	Greg R. Prow Chief Operating Officer

STV IV LLC

By:	/S/ GREG R. PROW

	Name: Title:	Greg R. Prow Chief Operating Officer

SOFTBANK TECHNOLOGY VENTURES V L.P.

By:	SBTV V LLC its general partner

By:	/S/ GREG R. PROW

	Name: Title:	Greg R. Prow Chief Operating Officer

SOFTBANK TECHNOLOGY ADVISORS FUND V L.P.

By:	SBTV V LLC its general partner

By:	/S/ GREG R. PROW

	Name: Title:	Greg R. Prow Chief Operating Officer

SOFTBANK TECHNOLOGY ENTREPRENEURS FUND V L.P.

By:	SBTV V LLC its general partner

By:	/S/ GREG R. PROW

	Name: Title:	Greg R. Prow Chief Operating Officer

SBTV V LLC

By:	/S/ GREG R. PROW

	Name: Title:	Greg R. Prow Chief Operating Officer

MOBIUS VENTURE CAPITAL, INC.

By:	/S/ GREG R. PROW

	Name: Title:	Greg R. Prow Chief Operating Officer

GARY E. RIESCHEL

By:	/S/ GREG R. PROW

	Name: Title:	Greg R. Prow Attorney-in-Fact

CHARLES E. LAX

By:	/S/ GREG R. PROW

	Name: Title:	Greg R. Prow Attorney-in-Fact

BRADLEY A. FELD

By:	/S/ GREG R. PROW

	Name: Title:	Greg R. Prow Attorney-in-Fact

E. SCOTT RUSSELL

By:	/S/ GREG R. PROW

	Name: Title:	Greg R. Prow Attorney-in-Fact

D. REX GOLDING

By:	/S/ GREG R. PROW

	Name: Title:	Greg R. Prow Attorney-in-Fact

JO ANN HEIDI ROIZEN, TRUSTEE OF THE MOHLER/ROIZEN REVOCABLE TRUST

By:	/S/ GREG R. PROW

	Name: Title:	Greg R. Prow Attorney-in-Fact

Attention:    Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U.S.C. 1001)

Exhibit A

AGREEMENT OF JOINT FILING

We, the undersigned, hereby express our agreement that the attached Schedule 13G is filed on behalf of us.

Date: February 10, 2003

SOFTBANK TECHNOLOGY VENTURES IV L.P.

By:	STV IV LLC its general partner

By:	/S/ GREG R. PROW

	Name: Title:	Greg R. Prow Chief Operating Officer

SOFTBANK TECHNOLOGY ADVISORS FUND L.P

By:	STV IV LLC its general partner

By:	/S/ GREG R. PROW

	Name: Title:	Greg R. Prow Chief Operating Officer

STV IV LLC

By:	/S/ GREG R. PROW

	Name: Title:	Greg R. Prow Chief Operating Officer

SOFTBANK TECHNOLOGY VENTURES V L.P.

By:	SBTV V LLC its general partner

By:	/S/ GREG R. PROW

	Name: Title:	Greg R. Prow Chief Operating Officer

SOFTBANK TECHNOLOGY ADVISORS FUND V L.P.

By:	SBTV V LLC its general partner

By:	/S/ GREG R. PROW

	Name: Title:	Greg R. Prow Chief Operating Officer

SOFTBANK TECHNOLOGY ENTREPRENEURS FUND V L.P.

By:	SBTV V LLC its general partner

By:	/S/ GREG R. PROW

	Name: Title:	Greg R. Prow Chief Operating Officer

SBTV V LLC

By:	/S/ GREG R. PROW

	Name: Title:	Greg R. Prow Chief Operating Officer

MOBIUS VENTURE CAPITAL, INC.

By:	/S/ GREG R. PROW

	Name: Title:	Greg R. Prow Chief Operating Officer

GARY E. RIESCHEL

By:	/S/ GREG R. PROW

	Name: Title:	Greg R. Prow Attorney-in-Fact

CHARLES E. LAX

By:	/S/ GREG R. PROW

	Name: Title:	Greg R. Prow Attorney-in-Fact

BRADLEY A. FELD

By:	/S/ GREG R. PROW

	Name: Title:	Greg R. Prow Attorney-in-Fact

E. SCOTT RUSSELL

By:	/S/ GREG R. PROW

	Name: Title:	Greg R. Prow Attorney-in-Fact

D. REX GOLDING

By:	/S/ GREG R. PROW

	Name: Title:	Greg R. Prow Attorney-in-Fact

JO ANN HEIDI ROIZEN, TRUSTEE OF THE MOHLER/ROIZEN REVOCABLE TRUST

By:	/S/ GREG R. PROW

	Name: Title:	Greg R. Prow Attorney-in-Fact